                                   ESCROW AGREEMENT

    THIS ESCROW AGREEMENT ("Agreement") is made and entered into as of this 5th day of October, 1997, by and among SC Acquisition #1, Inc., an Illinois corporation ("Purchaser"), Kurt Priester ("Priester"), Computer Dynamics, Inc., a South Carolina corporation ("CDI"), and American National Bank and Trust Company of Chicago, as escrow agent ("Escrow Agent").

                                   R E C I T A L S:

    A. Pursuant to an Asset Purchase Agreement (the "Purchase Agreement") dated as of the date hereof among Total Control Products, Inc. ("TCP"), Purchaser, Priester, CDI and various other entities, (a) Purchaser agreed to purchase substantially all of the assets of the Selling Entities (the "Transaction"); (b) as consideration for the Transaction, the Selling Entities received $511,815 in cash and 932,039 shares of common stock, no par value per share, of TCP ("TCP Common Stock"); and (c) Kurt Priester and certain related trusts received an aggregate of $12,000,000 in cash as consideration for the termination of certain royalty payments owed by the Selling Entities to Priester. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

    B. The Purchase Agreement provides for Purchaser, for and on behalf of CDI, to deposit 116,505 shares of TCP Common Stock otherwise to be issued to CDI in an escrow account as security for the performance of the obligations of Sellers thereunder, to be held, invested, administered and distributed by Escrow Agent in accordance with the terms of this Agreement.

    C. Escrow Agent is willing to hold, invest, administer and distribute such shares of TCP Common Stock in accordance with the terms of this Agreement.

                                 A G R E E M E N T S:

    NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                      Article I

                                     ESCROW FUND

    1.1 RECEIPT OF ESCROW FUND. Escrow Agent hereby acknowledges the receipt of 116,505 shares of TCP Common Stock for and on behalf of CDI. Such shares of TCP Common Stock shall be considered to have been deposited herein by CDI and such shares of TCP Common Stock, including all dividends and distributions made thereon and all interest earned thereon, is hereinafter called the "Escrow Fund".

    1.2 INVESTMENT OF ESCROW FUND. Subject to the terms and conditions hereof, Escrow Agent shall retain the Escrow Fund and, if and to the extent that the Escrow Fund consists of assets other than shares of TCP Common Stock, is empowered and directed to invest the cash portion of the Escrow Fund in a money market account which invests in obligations issued by or guaranteed by the United States of America or any agency or instrumentality thereof.

    1.3  INCOME EARNED ON ESCROW FUND.   Income earned, if any, on the Escrow
Fund shall be attributed for purposes of taxation to CDI. CDI shall be responsible for filing all necessary tax returns with respect to any interest paid or attributed to it hereunder and shall pay any taxes thereon. The Escrow Agent agrees to provide, within sixty (60) days following the end of each calendar year, the appropriate reports or forms identifying the amount of income earned, if any, on the Escrow Fund and attributed to Purchaser and CDI during such calendar year.

                                      Article II

                   COLLATERAL SECURITY; DISBURSEMENT OF COLLATERAL;
                                  RELEASE OF ESCROW

    2.1 COLLATERAL SECURITY. Sellers have agreed in (i) Article III of the Purchase Agreement to an adjustment to the Cash Portion; and (ii) Article VIII of the Purchase Agreement to certain indemnification obligations. The Escrow Fund shall be held as security for the payment of these obligations of Sellers, subject to the limitations, and in the manner provided, in this Agreement and the Purchase Agreement.

    2.2  PURCHASER'S CLAIMS.

         (a) At any time (or from time to time), Purchaser may give written notice (a "Claim Notice") to CDI and the Escrow Agent that Purchaser claims all or any part of the Escrow Fund (each a "Claim") in satisfaction of (i) any adjustment to the Cash Portion pursuant to Article III of the Purchase Agreement; or (ii) any claim for indemnification made by Purchaser pursuant to
Article VIII of the Purchase Agreement. The Claim Notice shall set forth in reasonable detail (A) the nature of the Claim; and (B) if ascertainable, the amount of the Claim (hereinafter referred to as the "Claim Amount").

         (b) Upon receipt of a Claim Notice, CDI shall have ten (10) days to dispute the Claim by delivering written notice to Purchaser and Escrow Agent specifying in reasonable detail the basis for the dispute (a "Dispute Notice").

         (c) If (i) CDI approves all or any part of the Claim Amount, or (ii) upon the expiration of the ten (10) day period referred to in Section 2.2(b), a Dispute Notice has not been delivered, the Escrow Agent shall distribute, on the next business day, to Purchaser from the Escrow Fund an amount equal to the Claim Amount (or such part thereof which is approved by CDI and not disputed) in cash, to the extent available, and then, to the extent cash is not available, in shares of TCP Common Stock.

         (d) If, within the ten (10) day period referred to in Section 2.2(b), CDI shall, in good faith, deliver a Dispute Notice to Purchaser and the Escrow Agent, Purchaser and CDI shall undertake to obtain as promptly as possible a final resolution of such Claim. If Purchaser and CDI are unable to resolve a dispute within ten (10) days after the delivery to Purchaser and the Escrow Agent of a Dispute Notice, then Purchaser and CDI shall jointly submit their dispute to a panel of three Arbitrators (the "Arbitrators") for resolution in accordance with the procedures set forth in Section 2.4 hereof.

         (e) Upon the delivery of any of the following to the Escrow Agent, the Escrow Agent shall promptly distribute to Purchaser from the Escrow Fund the following amount in cash, to the extent available, and then, to the extent cash is not available, in shares of TCP Common Stock:

              (i) a joint direction executed by CDI and Purchaser directing the Escrow Agent to pay a specified amount to Purchaser; or

              (ii) a direction letter executed by the Arbitrators directing the Escrow Agent to pay a specified amount to Purchaser.

         (f) Each share of TCP Common Stock that is distributed to Purchaser pursuant to the terms of this Agreement shall by valued based upon the closing price of a share of TCP Common Stock on the day immediately preceding the date of distribution from the Escrow Fund, as quoted on the Nasdaq National Market System and as certified in writing to the Escrow Agent by an officer of Purchaser. In lieu of distributing shares of TCP Common Stock from the Escrow Fund to satisfy a Claim, Purchaser may direct the Escrow Agent in the Claim Notice to sell a sufficient number of shares of TCP Common Stock, for and on behalf of CDI, to satisfy the payment of such Claim. Upon the receipt of such Claim Notice by the Escrow Agent, the Escrow Agent shall (i) take all actions reasonably necessary to sell such number of shares of TCP Common Stock, for and on behalf of CDI; and (ii) satisfy the payment of such Claim with the net cash proceeds received by the Escrow Agent from the sale of such shares. CDI and Priester agree to take all actions reasonably requested by the Escrow Agent to allow the Escrow Agent to sell such shares of TCP Common Stock. All costs and expenses incurred by the Escrow Agent in connection with the sale of such shares of TCP Common Stock shall be paid by CDI and Priester and, to the extent available, shall be deducted by the Escrow Agent from the Escrow Fund. Notwithstanding anything to the contrary contained herein, the value of the shares of TCP Common Stock delivered to Purchaser pursuant to the terms of this Agreement shall be deemed to be net of any reasonable costs, including brokerage commissions, incurred by Purchaser to dispose of such shares, if any.

    2.3  RELEASE AND TRANSFER OF ESCROW FUND.

         (a) The Escrow Agent is hereby authorized and directed to release to CDI on October 5, 2000 all amounts remaining in the Escrow Fund after the satisfaction of Purchaser's Claims pursuant to Section 2.2 hereof less the aggregate of: (i) that portion of the Escrow Fund as shall be required to satisfy the sum of all Claims then pending, whether or not payment of such Claims is being disputed by CDI; and (ii) that portion of any unpaid fees or expenses of the Escrow Agent and/or any Arbitrator which CDI or Priester was obligated to pay pursuant to the terms of this Agreement.

         (b) The Escrow Agent shall release to CDI that portion of the Escrow Fund which was withheld by the Escrow Agent pursuant to Section 2.3(a) promptly upon the delivery to the Escrow Agent of a joint written direction to that effect from Purchaser and CDI.

         (c) Promptly upon final resolution and payment of all Claims outstanding, the balance of the Escrow Fund then remaining, if any, shall be released to CDI.

         (d) At any time after the date hereof, CDI may deliver to the Escrow Agent (i) written notice of its desire to replace the remaining shares of TCP Common Stock held in Escrow with cash, together with an amount in cash equal to $12.875 multiplied by the number of shares of TCP Common Stock remaining in escrow. Upon the receipt of such notice and such funds, the Escrow Agent shall deliver the shares of TCP Common Stock remaining in Escrow to CDI and thereafter, the Escrow Agent shall hold such cash in escrow pursuant to the terms of this Agreement.

    2.4 APPOINTMENT OF ARBITRATORS. Within twenty (20) days of CDI's and Purchaser's failure to resolve a dispute pursuant to Section 2.2(d) hereof, each of Purchaser and CDI shall appoint one person to serve as an Arbitrator pursuant to the terms of this Agreement; provided, however, that neither Purchaser nor CDI shall appoint any person that either Purchaser, CDI or their respective affiliates has had any material business dealings with at any time during the previous five year period from the date of appointment. The two Arbitrators so appointed shall mutually select the third Arbitrator hereunder within ten (10) days of their respective appointment. The three (3) Arbitrators shall jointly resolve the dispute within thirty (30) days after the appointment of the third Arbitrator. If either Purchaser or CDI has not properly appointed an Arbitrator within the time period above who meets the criteria set forth above, the Arbitrator properly appointed shall serve as the sole Arbitrator to resolve the dispute pursuant to the terms of this Agreement. The proceeding before the Arbitrators shall be conducted in accordance with the rules of the American Arbitration Association. The Arbitrators' determination as to a dispute shall be final and binding on the parties hereto. Purchaser and Priester shall each pay the fees and expenses incurred by their respective Arbitrator and one-half of the fees and expenses of the third Arbitrator.

                                     Article III

                                     ESCROW AGENT

    3.1 COMPENSATION. All fees of the Escrow Agent, which are $2,400 per year, and all reasonable expenses, disbursements and advances incurred or paid by the Escrow Agent (including, without limitation, reasonable attorneys' fees) shall be equally paid by Purchaser and Sellers.

    3.2 LEGAL COUNSEL. If the Escrow Agent is joined into any litigation involving the Escrow Fund or this Agreement, the Escrow Agent shall have the right to retain counsel and shall have a lien on the property deposited hereunder for any and all costs, attorneys' and solicitors' fees, charges, disbursements, and expenses incurred in connection with such litigation; and shall be entitled to reimburse itself therefor out of the property deposited hereunder, and if it shall be unable to reimburse itself from the property deposited hereunder, Purchaser and Sellers agree to equally pay to the Escrow Agent on demand, its reasonable charges, counsel and attorneys' fees, disbursements, and expenses in connection with such litigation.

    3.3 RESIGNATION. The Escrow Agent reserves the right to resign at any time by giving written notice of resignation to Purchaser and Sellers, specifying the effective date of such resignation. Within thirty (30) days after receiving such notice, Purchaser and Sellers agree to appoint a successor escrow agent to which the Escrow Agent will distribute the property then held hereunder, less the Escrow Agent's fees, costs and expenses. If a successor escrow agent has not been appointed and has not accepted such appointment by the end of the thirty (30) day period, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent, and the costs, expenses and reasonable attorneys' fees which are incurred in connection with such a proceeding shall be equally paid by Purchaser and Sellers. The Escrow Agent shall continue to serve as escrow agent hereunder until its successor accepts the escrow and receives the Escrow Fund.

    3.4 LIABILITY. The Escrow Agent undertakes to perform only such duties as are specifically set forth herein. The Escrow Agent, if acting or refraining from acting in good faith, shall not be liable for any mistake of fact or error in judgment by it or for any acts or omissions by it of any kind unless caused by its willful misconduct or gross negligence, and shall be entitled to rely conclusively upon (i) any written notice, instrument or signature believed by it to be genuine and to have been signed or presented by the proper party or parties duly authorized to do so, and (ii) the advice of counsel retained by it. Purchaser and Sellers shall equally indemnify the Escrow Agent for any damages it incurs for its acting or refraining from acting in good faith hereunder, which damages were not caused by its willful misconduct or gross negligence.
The Escrow Agent is not responsible for any of the terms and/or conditions of the Purchase Agreement and may rely exclusively on the directions of the parties as set forth in this Agreement to satisfy its role as Escrow Agent. Neither Purchaser nor the

Escrow Agent shall be liable to the Selling Entities for any portion of the Escrow Fund properly distributed to Priester pursuant to the terms of this Agreement and the Selling Entities shall look only to Priester for payment of any portion of the Escrow Fund properly distributed to Priester.

    3.5 CONTROVERSIES. If any controversy arises between Purchaser and Sellers or with any third person with respect to the subject matter of this Agreement, the Escrow Agent shall not be required to determine the same or take any action with respect thereto, but may await the final resolution of any such controversy, anything in the instructions delivered by the parties hereto to the contrary notwithstanding, and in such event it shall not be liable for interest or damage.

    3.6 DISCHARGE OF THE ESCROW AGENT. The Escrow Agent agrees that Purchaser and Sellers may, by mutual agreement at any time, remove the Escrow Agent as escrow agent hereunder, and substitute a bank or trust company therefor, in which event, upon receipt of written notice thereof, equal payment by Purchaser and Sellers of any accrued but unpaid fees due the Escrow Agent and reimbursement of the Escrow Agent's other fees and expenses from the Escrow Fund in accordance with Section 3.1 hereof, the Escrow Agent shall account for and deliver to such substituted escrow agent the Escrow Fund held by it, and the Escrow Agent shall thereafter be discharged from all liability hereunder.

    3.7 COURT ORDERS. If the Escrow Fund shall be attached, garnished, or levied upon pursuant to any court order, or the delivery of the Escrow Fund shall be stayed or enjoined by any court order, or any court order shall be made or entered into affecting the Escrow Fund, or any part thereof, the Escrow Agent is hereby expressly authorized, in its sole direction, to obey and comply with any court order so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in case the Escrow Agent obeys or complies with any court order, it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such court order be subsequently reversed, modified, annulled, set aside or vacated.

                                      Article IV

                                    MISCELLANEOUS

    4.1 NOTICES. All notices required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered in person, or on the third business day after being deposited in the United States mail, postage prepaid, registered or certified mail, addressed as follows:

    If to any of the Sellers:

    c/o Kurt Priester
    119 Cliffwood Lane
    Greer, South Carolina 29601

    with a copy to:

    Leatherwood Walker Todd & Mann, P.C.
    100 Coffee Street
    Post Office Box 87
    Greenville, South Carolina 29602-0087
    Fax: 864-240-2479
    Attn: Richard L. Few, Jr.

    If to Purchaser, addressed to:

    SC Acquisition I, Inc.
    c/o Total Control Products, Inc.
    2001 North Janice Avenue
    Melrose Park, Illinois 60160
    Fax: (708) 345-5670
    Attn: Nic Gihl, CEO

    With a copy to:

    D'Ancona & Pflaum
    30 North LaSalle, Suite 2900
    Chicago, Illinois  60602
    Fax: (312) 580-0923
    Attn: Mark S. Albert

    If to Escrow Agent, addressed to:

    American National Bank and Trust Company of Chicago
    33 North LaSalle Street, 13th Floor
    Chicago, Illinois 60690
    Fax: 312-661-6491
    Attn: Mr. Brian Terwilliger

and/or at such other addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 4.1.


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

    4.2 TERMINATION OF AGREEMENT. This Agreement shall continue in force until the final distribution of all portions of the Escrow Fund held by the Escrow Agent hereunder or until terminated by written notice signed by Purchaser and Sellers.

    4.3 EXPENSES. Except as otherwise provided herein, both Purchaser and Sellers shall be responsible for their own costs and expenses with respect to matters involving this Agreement.

    4.4 HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the persons, firm or corporation may require in the context thereof.

    4.5 SEVERABILITY. If any provision of this Agreement, or any covenant, obligation or agreement contained herein is determined by a court to be invalid or unenforceable, such determination shall not affect any other provision, covenant, obligation or agreement, each of which shall be construed and enforced as if such invalid or unenforceable portion were not contained herein. Such invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision, covenant, obligation or agreement, shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

    4.6 CONSTRUCTION. This Agreement shall be construed, and the rights and duties of the parties hereto determined, in accordance with the laws of the State of Illinois.

    4.7 LIMITATION OF REMEDY. Nothing contained in this Agreement shall limit or impair, or be construed to limit or impair, any right or remedy to which any party hereto may become entitled by virtue of any breach by any party under the terms and provisions of the Purchase Agreement; PROVIDED, HOWEVER, that such rights and remedies shall be limited as set forth in the Purchase Agreement.

    4.8 MULTIPLE COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

    4.9 AMENDMENTS AND WAIVERS. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by all the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

    4.10 ASSIGNMENT, BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

    IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.

                             PURCHASER:

                             SC ACQUISITION I, INC.

                             By:  /s/Nic Gihl
                                  --------------------------
                                   Nic Gihl, President

                             SELLERS:


                             /s/Kurt Priester
                             -------------------------------
                             Kurt Priester

                             COMPUTER DYNAMICS, INC.

                             By:  /s/Kurt Priester
                                  --------------------------
                                   Kurt Priester, President


                             ESCROW AGENT:

                             AMERICAN NATIONAL BANK AND TRUST COMPANY OF
                             CHICAGO

                             By: /s/ Brian E. Terwilliger
                                 -----------------------------------
                             Its: Vice President
                                  ----------------------------------


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